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Exhibit 99.1

Centiv Receives Notification from Nasdaq Regarding Listing Requirements

        VERNON HILLS, IL—(BUSINESS WIRE)—December 17, 2002—Centiv, Inc. (NASDAQ: CNTV—News), today announced the Company received notification from Nasdaq that based upon its 10-Q for the period ended September 30, 2002, it does not comply with the Nasdaq Marketplace Rule which requires the Company to have a minimum of $2,500,000 in stockholders' equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Nasdaq is reviewing the Company's eligibility for continued listing in light of this deficiency and has given the Company until December 31, 2002 to provide a specific plan to achieve and sustain compliance with all of the Nasdaq SmallCap Market listing requirements. Failure to achieve compliance may result in the Company's common stock ceasing to be listed on the Nasdaq SmallCap Market.

        The Centiv Board of Directors is evaluating various alternatives to address this issue.

About Centiv™

        Centiv, Inc. (NASDAQ: CNTV—News), headquartered in Vernon Hills, IL, offers solutions for locally customized POP signage to the consumer products, food and packaged goods industries. The delivered product is high quality, digitally produced signage that is mass-customized for the unique requirements of each retail location. Centiv's P.O.P. services are currently used by leading U.S. Corporations. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061. Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

        This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words "may", "would", "could", "will", "increase", "expect", "implement", "estimate", "anticipate", "believes", "intends", "plans", and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company's ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company's filings with the Securities and Exchange Commission, including "Factors That May Affect Future Results" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

Contact:

    Centiv, Inc.
    Tom Mason — CFO, 847/876-8304
    Email:     tmason@centiv.com
    or
    Piedmont Consulting, Inc.
    Keith Fetter, 404/233-6999
    Email:     keith@piedmont-consulting.net

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  Exhibit 99.1